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Exhibit 5

        March 10, 2003

PACCAR Inc
777 106th Avenue N.E.
Bellevue, Washington 98004

Re:	Registration Statement on Form S-8; PACCAR Inc Long Term Incentive Plan

Ladies and Gentlemen:

        I have examined the Registration Statement on Form S-8 filed by PACCAR Inc, a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 4,500,000 shares of common stock, $1 par value (the "Common Stock") to be granted to key employees of the Company under the PACCAR Inc Long Term Incentive Plan (the "Plan").

        As counsel for the Company, I am familiar with the actions taken by its board of directors and shareholders with respect to the adoption and approval of the Plan. I have also examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate records and other documents as I have deemed necessary or relevant as a basis for the opinions herein expressed. Based upon the foregoing, I am of the opinion that the Common Stock, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable.

        I hereby authorize and consent to the use of this opinion in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission in connection with the registration of the Common Stock to be granted under the Plan.

Very truly yours,
/s/ JANICE M. D'AMATO Janice M. D'Amato Counsel

E-MAIL: JDamato@paccar.com

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Exhibit 5